EXHIBIT 99.1

2500 City West Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600 (713) 361-2693 fax

FOR IMMEDIATE RELEASE May 3, 2011	Contact: Brent Smith Executive Vice President, Chief Financial Officer and Treasurer (713) 361-2634

Cal Dive Reports First Quarter 2011 Results

HOUSTON, TX – (May 3, 2011) Cal Dive International, Inc. (NYSE:DVR)  reported a first quarter 2011 net loss of $18.7 million, or $.20  per diluted share compared to a net loss of $19.1 million, or $.20 per diluted share for the first quarter 2010.  Despite typical winter seasonality, the first quarter 2011 loss before income taxes improved by $8.5 million to $22.5 million from a loss before income taxes of $31.0 million in the first quarter 2010 due to a general increase in vessel utilization and diving related activity in Australia.  Effective utilization for the Company’s saturation diving vessels increased from 39% to 48%, surface diving vessels increased from 22% to 34% and construction barges increased from 6% to 15%, from the first quarter of 2010 to the first quarter of 2011, respectively.  The increase in utilization includes a project for the removal of a large jetty and installation of a new platform and related pipelines in the Bahamas.

The positive impact from increased activity levels during the first quarter of 2011 was partially offset by a reduced tax benefit compared to the first quarter of 2010.  The decrease in tax benefit is due to a non-cash valuation allowance recorded in the first quarter of 2011 relating to certain losses in foreign jurisdictions and a higher percentage of the pre-tax losses generated in tax jurisdictions with lower tax rates.  The Company did not record a valuation allowance in the first quarter of 2010.

As previously announced, the Company has renewed its existing credit facility for five years through April 2016.  The $450 million credit facility consists of a $300 million revolving facility and a $150 million term loan.  Under the renewed credit facility, quarterly principal payments on the term loan were significantly reduced such that no payments are required until June 30, 2012 when quarterly payments in the amount of $2 million commence.  The quarterly principal payments will remain at $2 million until June 30, 2013 when they increase to $4 million for the duration of the facility. A final payment of approximately $94 million will be due at maturity in April 2016.  Prior to the renewal, quarterly principal payments were $14.8 million with a final payment of $61.5 million scheduled at maturity in December 2012.

Quinn Hébert, Chairman, President and Chief Executive Officer of Cal Dive, stated, “While the first quarter experienced typical winter seasonality effects coupled with continued challenging market conditions, we were able to improve our pre-tax loss and EBITDA results over the first quarter of 2010.  Permitting activity is slowly recovering in the Gulf of Mexico and we continue to believe that 2011 will be a transition year as our customers learn how to navigate through the new rules and regulations.  Internationally, our large construction project in the Bahamas is going well and we will commence pipelay operations on our Mexico project during the second quarter.  In addition, we remain busy with diving related work on the Gorgon project in Australia.  Markets in the Eastern Hemisphere continue to be highly competitive although we were able to increase utilization for the Sea Horizon compared to the first quarter of 2010.  Moving forward, we are pleased to have completed the renewal of our credit facility with reduced debt payments which will provide us with additional financial flexibility as we continue to focus on growth opportunities.”

Financial Highlights

•	Backlog: Contracted backlog was $189.7 million as of March 31, 2011 compared to backlog of $191.5 million at December 31, 2010 and $191.0 million at March 31, 2010.

•
Revenues:  First quarter 2011 revenues increased by $38.0 million, or 66%, to $95.4 million as compared to the first quarter 2010.  The increase is primarily due to increased utilization including the project in the Bahamas and diving related work in Australia.

•
Gross Loss: First quarter 2011 gross loss improved by $8.2 million, or 53%, to a gross loss of $7.2 million as compared to a loss of $15.4 million in the first quarter 2010.  The improvement is due to the same reasons as the revenue increase discussed above.

•
SG&A: First quarter 2011 selling and administrative expenses increased by $1.4 million, or 10%, to $16.0 million as compared to the first quarter 2010.  The increase was due to a combination of factors including employee severance costs related to headcount reductions and other miscellaneous costs.  As a percentage of revenue, SG&A was 16.7% for the first quarter 2011 compared to 25.3% for 2010.  SG&A as a percentage of revenue during the first quarter of 2011 improved from the first quarter of 2010 due to the increase in revenues.

•	Net Interest Expense: First quarter 2011 net interest expense decreased by $0.4 million to $2.0 million as compared to the first quarter 2010, primarily due to lower outstanding borrowings.

•
Income Tax Expense: The effective tax benefit rate for the first quarter 2011 was 16.8% compared to 38.3% for the first quarter of 2010.  The lower effective tax benefit rate for the first quarter 2011 results in a lower tax benefit realized on the pre-tax loss incurred.  The decrease in the effective tax benefit rate was primarily due to a non-cash valuation allowance recorded in the first quarter of 2011 relating to certain losses in foreign jurisdictions and a larger portion of the pre-tax losses generated in tax jurisdictions with lower tax rates.  The Company did not record a valuation allowance in the first quarter of 2010.  This valuation allowance was recorded as a result of cumulative losses in certain foreign jurisdictions. The tax benefit of the valuation allowance may be recognized in future periods once sustained profitability in the jurisdictions is achieved.

•
Balance Sheet:  Debt consisted of $150.5 million under our term loan and $14.2 million outstanding under our $300 million revolving credit facility. Cash and cash equivalents were $9.3 million, for a net debt position of $155.4 million as of March 31, 2011, compared to net debt positions of $140.8 million at December 31, 2010 and $162.4 million at March 31, 2010.

Further details will be provided during Cal Dive’s conference call, scheduled for 9 a.m. Central Time on May 4, 2011.  The teleconference dial-in numbers are: (866) 356-3377 (domestic), (617) 597-5392 (international), passcode 20797013.  Investors will be able to obtain the slide presentation and listen to the live conference call broadcast from the Investor Relations page at http://www.caldive.com. A replay will also be available from the Investor Relations-Presentations page.

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides an integrated offshore construction solution to its customers, including manned diving, pipelay and pipe burial, platform installation and platform salvage services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, China, Australia, the Middle East, India and the Mediterranean, with a fleet of 29 vessels, including 19 surface and saturation diving support vessels and 10 construction barges.

CAUTIONARY STATEMENT

This press release may include “forward-looking” statements that are generally identifiable through our use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project” and similar expressions and include any statements that we make regarding our earnings expectations.  The forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new information or events as they occur.  Our actual future results may differ materially due to a variety of factors, including current economic and financial market conditions, changes in commodity prices for natural gas and oil and in the level of offshore exploration, development and production activity in the oil and natural gas industry, the impact on the market and regulatory environment in the U.S. Gulf of Mexico resulting from the Macondo well blowout, our inability to obtain contracts with favorable pricing terms if there is a downturn in our business cycle, intense competition in our industry, the operational risks inherent in our business, and other risks detailed in our Annual Report on Form 10-K.

CAL DIVE INTERNATIONAL, INC. and SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	1st Quarter
	2011	2010
	(unaudited)

Revenues	$95,431	$57,418
Cost of sales	102,657	72,827
Gross loss	(7,226)	(15,409)
Selling and administrative expenses	15,953	14,524
Gain on sale of assets and other	2,832	1,190
Provision for doubtful accounts	-	(167)
Loss from operations	(20,347)	(28,576)
Interest expense, net	2,027	2,458
Other expense (income), net	148	(41)
Loss before income taxes	(22,522)	(30,993)
Income tax benefit	(3,777)	(11,864)
Net loss	$(18,745)	$(19,129)

Loss per common share:
Basic loss per share	$(0.20)	$(0.20)
Fully-diluted loss per share	$(0.20)	$(0.20)

Weighted average shares outstanding:
Basic	91,652	90,999
Fully-diluted	91,652	90,999

Other financial data:
Depreciation and amortization	16,876	18,262
Non-Cash Stock Compensation Expense	2,281	1,783
EBITDA	(1,338)	(8,490)

CAL DIVE INTERNATIONAL, INC. and SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

ASSETS	March 31, 2011	December 31, 2010
	(unaudited)
Current assets:
Cash and cash equivalents	$9,275	$24,576
Accounts receivable -
Trade, net of allowance for uncollectable accounts	63,918	86,239
Contracts in progress	31,927	26,829
Income tax receivable	4,719	2,182
Deferred income taxes	3,457	3,425
Other current assets	15,731	17,439
Total current assets	129,027	160,690

Property and equipment	814,411	799,757
Less - Accumulated depreciation	(246,210)	(231,966)
Net property and equipment	568,201	567,791

Other assets:
Deferred drydock costs	15,391	14,602
Other assets, net	8,135	9,218
Total assets	$720,754	$752,301

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$48,173	$58,685
Advanced billings on contracts	5	5
Current maturities of long-term debt	-	59,328
Accrued liabilities	23,221	23,276
Income tax payable	-	4,462
Total current liabilities	71,399	145,756

Long-term debt	164,704	106,008
Deferred income taxes	109,591	109,434
Other long term liabilities	3,640	3,392
Total liabilities	349,334	364,590

Stockholders' equity	371,420	387,711
Total liabilities and stockholders' equity	$720,754	$752,301

Calculation of Earnings (Loss) Per Share
(in thousands, except per share amounts)

Basic earnings (loss) per share (“EPS”) is computed by dividing net income (loss) attributable to common shares by the weighted-average shares of outstanding common stock. The calculation of diluted EPS is similar to basic EPS, except the denominator includes dilutive common stock equivalents. The components of basic and diluted EPS for common shares for the three months ended March 31, 2011 and 2010 were as follows:

	1st Quarter
	2011	2010
	(unaudited)
Numerator:
Net loss	$(18,745)	$(19,129)
Less: Net loss allocated to unvested
restricted stock	-	(646)
Net loss attributable to common shares	$(18,745)	$(18,483)

Denominator:
Basic weighted average shares outstanding	91,652	90,999
Dilutive share-based employee compensation plan (1)	-	-
Diluted weighted average shares outstanding	91,652	90,999

Loss per share:
Total basic	$(0.20)	$(0.20)
Total diluted	$(0.20)	$(0.20)

(1) No losses were allocated to unvested restricted shares outstanding in the computation of diluted earnings per share, because to do so would be anti-dilutive.

Reconciliation of Non-GAAP Financial Measures
For the Periods Ended March 31, 2011 and 2010
(in thousands)

     In addition to net income, one primary measure that we use to evaluate our financial performance is earnings before net interest expense, taxes, depreciation and amortization, or EBITDA. We use EBITDA to measure our operational strengths and the performance of our business and not to measure our liquidity. EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues, and should be considered in addition to, and not as a substitute for, net income and other measures of financial performance we report in accordance with GAAP. Furthermore, EBITDA presentations may vary among companies; thus, our EBITDA may not be comparable to similarly titled measures of other companies.

     We believe EBITDA is useful as a measurement tool because it helps investors evaluate and compare our operating performance from period to period by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation and amortization of our vessels) from our operating results. Our management uses EBITDA (i) to assess compliance with financial ratios and covenants that will be included in our revolving credit facility; and (ii) in communications with lenders, rating agencies and others, concerning our financial performance.

     The following table presents a reconciliation of EBITDA to net income, which is the most directly comparable GAAP financial measure of our operating results:

	1st Quarter
	2011	2010
	(unaudited)
EBITDA	$(1,338)	$(8,490)
Less: Depreciation & Amortization	16,876	18,262
Less: Non-Cash Stock Compensation Expense	2,281	1,783
Less: Net Interest Expense	2,027	2,458
Less: Income Tax Benefit	(3,777)	(11,864)
Net Loss	$(18,745)	$(19,129)

	As of 03/31/11
Total Debt	$164,704
Less: Cash	(9,275)
Net Debt	$155,429